EXHIBIT 99.1

Horizon Kinetics Holding Corporation Announces Completion of Reverse Split and Trading Under a Temporary Ticker

New York, NY, August 5, 2024

Horizon Kinetics Holding Corporation (the “Company”) announced the completion of the reverse stock split (1-for-20) of its common stock, which is now trading under the temporary ticker symbol “SLGDD” for a period of approximately twenty (20) days. As a result, the number of shares reflected in the street name accounts of shareholders has been reduced by 1/20th and are now trading under the CUSIP 439913104.

Approximately 18 million of the Company's shares were issued to members of Horizon Kinetics as merger consideration on a post-reverse stock split basis. These shares are not currently eligible for trading. The Company’s legacy shareholders now own approximately 3.5% of the combined company on a post-reverse split basis. The Final Consideration was calculated based on Horizon Kinetics having AUM of approximately $7.9 billion and Net Tangible Assets of approximately $250 million, each as defined in the merger agreement.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained herein, including statements on the date the Company’s common stock will start trading under a new ticker symbol, statements on the Company’s strategy, and other statements regarding the Company’s future financial position and results of operations, liquidity, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs as a combined company.

Important factors that could cause actual results to differ from those in the forward-looking statements include: the possibility that trading of the Company’s stock under a new ticker symbol will not occur when or as expected, among other risks.

Further information on risks we face is contained in our filings with the SEC, including Scott’s Liquid Gold’s Form 10-K for the fiscal year ended December 31, 2023 and Form 10-Q for the fiscal quarters ended March 31, 2024 and June 30, 2024, and the definitive proxy statement dated May 13, 2024. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

About Horizon Kinetics Holding Corporation

Horizon Kinetics Holding Corporation (OTCM Pink: SLGDD) primarily offers investment advisory services through its subsidiary Horizon Kinetics Asset Management LLC (“HKAM”), a registered investment adviser. HKAM provides independent proprietary research and investment advisory services for mainly long-only and alternative value-based investing strategies. The firm also obtained a portfolio of consumer products, which are marketed and distributed in the retail marketplace, as a result of its August 2024 merger with Scott’s Liquid Gold-Inc. The firm’s offices are located in New York City, White Plains, New York, and Summit, New Jersey. For more information, please visit http://www.hkholdingco.com.

Investor Relations Contact:

ir@hkholdingco.com